Exhibit 99.1

ENERGY TRANSFER ANNOUNCES CASH DISTRIBUTION
FOR THIRD QUARTER OF 2009

DALLAS – October 28, 2009 — Energy Transfer Partners, L.P. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) today announced that the Board of Directors of each partnership has approved quarterly distributions for the quarter ended September 30, 2009.

ETP’s Board of Directors has approved a quarterly distribution of $0.89375 per unit ($3.575 annualized) on ETP common units for the quarter ended September 30, 2009. The cash distribution will be paid on November 16, 2009 to Unitholders of record as of the close of business on November 9, 2009. The distribution rate is unchanged from the distribution paid for the quarter ended June 30, 2009.

“We continue to have a strong liquidity position and solid cash flows as a result of our extensive pipeline network and well-diversified asset base, which has been further strengthened by the Texas Independence Pipeline and the second zone of the MidContinent Express Pipeline that were placed in service in the third quarter of 2009,” said Martin Salinas, Chief Financial Officer of Energy Transfer Partners. “We have felt the impact of lower natural gas prices and weaker price differentials mainly across Texas. As a result, we decided to keep our quarterly distribution rate at $0.89375 per common unit. We are encouraged by recent increases in natural gas prices and expected volume throughput on our pipeline system, and we will continue to assess the growth in our cash distribution rate while managing our financial objectives.”

ETE’s Board of Directors has approved a quarterly distribution of $0.535 per unit ($2.14 annualized) on ETE’s outstanding common units for the quarter ended September 30, 2009. The distribution will be paid on November 19, 2009 to Unitholders of record as of the close of business on November 9, 2009. The distribution rate is unchanged from the distribution paid for the quarter ended June 30, 2009.

Both partnerships expect to release earnings for the quarter ended September 30, 2009 on Monday, November 9, 2009. ETP and ETE will conduct a joint conference call on Tuesday, November 10, 2009 at 9:00 a.m. Central Time to discuss its quarterly results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com. The call will also be available for replay on Energy Transfer’s web site for a limited time.

Company: Energy Transfer Partners, L.P. (NYSE:ETP)
Record Date: November 9, 2009
Ex Date: November 5, 2009
Payment Date: November 16, 2009
Amount Paid: $0.89375 per Common Unit

Company: Energy Transfer Equity, L.P. (NYSE:ETE)
Record Date: November 9, 2009
Ex Date: November 5, 2009
Payment Date: November 19, 2009
Amount Paid: $0.535 per Common Unit

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP currently has more than 17,500 miles of pipeline in service and has a 50% interest in joint ventures that have approximately 500 miles of interstate pipeline in service. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214-504-2260 (office)
214-498-9272 (cell)

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